Exhibit 16.1

April 15, 2024

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sir or Madam:

We have received a copy of, and are in agreement with, the statements being made by Hollysys Automation Technologies Ltd. (the “Registrant”) in its Form 6-K dated April 15, 2024 and captioned “resignation of independent registered public accounting firm.”

We have no basis to agree or disagree with any other statements of the Registrant contained in Form 6-K.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 6-K.

For and on behalf of

Union Power HK CPA Limited

Unit 1801, 18/F., Malaysia Building,

50 Gloucester Road,

Wanchai, Hong Kong